                                                                   Exhibit 10.16

                                                                          [SEAL]

                         MEMORANDUM OF AGREEMENT
                       ITC CORPORATION AND CODETEL

As of July 30, 1996, this Memorandum of Agreement obligates ITC Corporation and CODETEL to the following provisions:

1. ITC agrees to remain current on its International settlement payments for traffic terminated by CODETEL in the Dominican Republic as of April 1996 and beyond, as called for in the CODETEL-ITC Service Agreement subscribed on May 31, 1994 (hereafter "the Service Agreement").

2. ITC agrees to pay CODETEL's traffic invoice(s) for the Tropicard prepaid product, within a period no longer than forty-five (45) days after the end of each calendar month in which the traffic was terminated.

3. Late settlement payments made by ITC to CODETEL per the Service Agreement will be subject to a Late Payment Charge as called for by item 7.4 of the Service Agreement.

4. On July 2, 1996, ITC paid CODETEL US$3.1 millions, which represented payment in full of all outstanding settlement invoices owed to CODETEL before April 1996 (excluding late payment interest charges) not related to traffic originated from DC Corporation, a traffic aggregator operating in the United States of America. Additionally in July 1996, ITC paid CODETEL US$300,000.00, representing the first installment payment on traffic related to DC Corporation as outlined in paragraph 5 below.

5. By March 5, 1997, ITC agrees to pay in full, all unpaid and outstanding settlement invoices owed to CODETEL before April 1996 associated with traffic originating from DC Corporation over this period, ITC agrees to pay this amount in nine monthly installments on the fifth day of each month, the first payment having already been made in July 1996 (see paragraph 4 above). ITC will pay to CODETEL $300,000. a month for the first 8 months and conclude this obligation to CODETEL with a balloon payment in the 9th month for the remaining balance. However, in the event ITC is able to collect payments from DC Corporation, prior to the above mentioned deadline of March 5, 1997, the associated settlements and any applicable late payment interest penalties will be paid immediately to CODETEL. The amount owed by ITC to CODETEL in this particular instance is US$4.8 million, plus the applicable late payment interest charges as specified in the Service Agreement.

6. ITC acknowledges and understands that CODETEL has the right to immediately terminate all or part of its new and existing international facilities and service arrangements with ITC, if it fails to comply with this agreement, provided that CODETEL shall not have the right to immediately terminate all or part of its new and existing international facilities and service arrangements with ITC, unless and until (i) CODETEL provides ITC with written notice of proposed termination due to ITC's breach of this agreement, which breach shall be specified in the notice of proposed termination, and (ii) CODETEL also affords the opportunity for ITC to cure any failure to comply with this agreement within 5 business days of receipt by ITC of such written notice from CODETEL. In the event that ITC cures the failure on its part to comply with this agreement within the above mentioned 5 day period, CODETEL no longer shall have the right to terminate all or part of its new and existing international facilities and service arrangements with ITC, unless and until there is another failure by ITC to comply with this agreement and CODETEL fulfills the notice and opportunity to cure terms of this paragraph 6 again.
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[Letterhead of ITC]

7. CODETEL will evaluate opportunities to make available to ITC additional international facilities to accommodate increased traffic requirements that cannot be handled by existing circuits between the two companies. In the event that CODETEL does not agree to install additional international facilities with ITC, CODETEL acknowledges and understands that ITC may pursue other alternatives to terminate its international traffic to the Dominican Republic.

8. In regards to paragraph 5 above, ITC will offer to purchase on behalf of CODETEL international facilities compression equipment. In the event that CODETEL accepts this offer, ITC will also grant CODETEL the option of paying for such equipment as a net of any settlement payments that ITC owed to CODETEL. ITC will also allow CODETEL to perform this netting arrangement as late as March 5, 1997, in the event that ITC has not fulfilled its financial obligations to CODETEL as outlined in this agreement by that time.

9. Whenever appropriate, CODETEL will make best efforts to assist ITC in recovering payments from its accounts. This type of assistance, however, should not be construed as CODETEL having any obligation to ITC regarding its ability to collect its own receivable from such accounts.

10. This agreement will terminate once the financial obligation described in paragraph 5, has been satisfied.

We the undersigned commit our respective companies to the preceding terms and conditions.


/s/ Freddy Dominguez C.                       /s/ Lawrence J. Vierra
--------------------------------              ----------------------------------
FREDDY DOMINGUEZ C.                           LAWRENCE J. VIERRA
Vice President of Marketing and               Executive Vice President
International Operations                      Authorized Signatory for
Authorized Signatory for CODETEL              ITC

[SEAL]